Exhibit 6.3

AMENDED AND RESTATED INTERCOMPANY SERVICES AND COST ALLOCATION AGREEMENT

This Amended and Restated Intercompany Services and Cost Allocation Agreement (this “Agreement”) is made and entered into as of May 16, 2018, by and among STEWARD AGRICULTURAL FUNDING PORTAL LLC (“SAFP”) and each of its affiliates identified as the other signatories hereto in the signature lines below in this Agreement (each an “Affiliate” and together the “Affiliates”) (each party hereto being referred to as a “Party” and collectively as the “Parties”).

RECITALS:

WHEREAS, SAFP, using its own personnel and other resources, provides certain service departments and functions to each of the Affiliates, which service departments and functions are necessary or beneficial for the Affiliates;

WHEREAS, the Parties intend that the costs and expenses (collectively, “costs”) incurred by SAFP in providing each service department or function should be borne by the Affiliates to the extent that they are direct costs, and by SAFP to the extent that they are indirect costs; and

WHEREAS, the Parties entered into the Intercompany Services and Cost Allocation Agreement (the “Original Agreement”) and now wish to amend and restate the Original Agreement in its entirety as set forth herein, with effect from the execution and delivery of the Original Agreement on March 9, 2018 (the “Execution Date”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby act and agree as follows:

1. Direct Costs. Each of the Affiliates shall pay the “direct costs” (as defined in Section 3) of the service departments and functions provided to it by SAFP.

2. Indirect Costs. SAFP shall pay all of the “indirect costs” incurred by it in providing the service departments and functions to the Affiliates.

3. Expense Allocation and Methodology.

(a)	As used herein, “direct costs” and “indirect costs” have the meanings customarily assigned to them in the United States in accordance with generally accepted accounting principles (“GAAP”).

(b)	Each Affiliate acknowledges and agrees that SAFP is the sole provider of the service departments and functions which are being utilized by the such Affiliate and whose costs are being allocated among the parties hereto in accordance with the terms of this Agreement;

(c)	Direct costs and accruals for the use of SAFP’s services departments and functions shall be calculated for each Affiliate based on such Affiliate’s percentage of the total time spent by SAFP’s personnel in providing these services to all Affiliates. The services departments being provided by SAFP to the Affiliates include, but are not limited to, legal, treasury, tax, financial control, risk management, internal audit, investment portfolio management and executive officers.

(d)	Indirect costs of each Affiliate shall be paid by SAFP. For SAFP’s record-keeping purposes only, indirect costs of each Affiliate, as they appear on SAFP’s books, shall be calculated based on such Affiliate’s percentage of the total time spent by SAFP’s personnel in providing the shared services departments and functions to all Affiliates. Overhead departments include, but are not limited to, administration, marketing technology and human resources.

(e)	The assumption of its direct costs by each Affiliate and the calculation and recording on SAFP’s books of the indirect costs attributable to each Affiliate and absorbed by SAFP shall be implemented by the Parties no later than one hundred and twenty (120) days following the Execution Date. During this period, the Affiliates shall use reasonable efforts to implement the cost methodologies set forth in this Agreement while the necessary IT systems are modified to operate in accordance with such methodology.

4. Access to Financial Records. Not less than quarterly, each Party shall make available to the other Parties its financial books and records that relate to the cost accounting methodology set forth in Section 3 of this Agreement. The cost-accounting methodology described above shall be periodically reviewed, and may be amended by SAFP in its reasonable discretion, upon notice to the Affiliates, if necessary for:

(a)	Changes in business practices;

(b)	Changes in Generally Acceptable Accounting Principles; and

(c)	Determinations that an inappropriate method has been used in the past which did not accurately reflect each Party’s direct costs or indirect costs, as the case may be.

Any change in cost-accounting methodology shall apply on the same basis to all Parties.

5. Binding Effect: Successors. Each Affiliate consents and agrees to the terms hereof and to perform its obligations contained herein. This Agreement shall be binding upon SAFP and each Affiliate. SAFP shall cause each of its future affiliates to assent to the terms of this Agreement promptly after becoming an affiliate. Each Affiliate hereby assents to each new affiliate becoming a party to this Agreement and to each new affiliate being deemed to be an Affiliate hereunder. This Agreement shall inure to the benefit of and be binding upon any successors to or assigns of each Party.

6. Termination and Enforcement. This Agreement shall be terminated on the happening of any of the following events:

(a)	If SAFP elects, by giving written notice, to terminate this Agreement; or

(b)	With respect to any Affiliate, if such Affiliate ceases to be an affiliate of SAFP for any reason.

Notwithstanding the termination of this Agreement, the Parties shall cooperate with and assist Steward Realty Trust, Inc. and each other Party in the preparation of financial statements, both audited and unaudited, covering all or any portion of the period during which this Agreement is in effect. The Party receiving such cooperation and assistance shall pay all documented costs reasonably incurred by the Party providing such cooperation and assistance.

7. Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

8. Transfers and Assigns. Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred or assigned by any Affiliate without the prior written consent of SAFP.

9. Amendments. This Agreement, including any schedules, appendices and exhibits hereto, may be amended from time to time; provided, however, that any amendment shall not be effective unless it is in writing and signed by all of the Parties.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to that State’s conflicts-of-laws doctrine).

11. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original and all of which shall, together, constitute one and the same instrument.

12. Notices. Any notice or communication in respect of this Agreement shall be sufficiently given to a Party if in writing and delivered in person, sent by certified mail (return receipt requested), by overnight courier, by facsimile transmission or email, at the street address, facsimile number or email address set out in Schedule A attached hereto, or to such other address or facsimile number as any Party may provide to the other Parties by giving notice in accordance with this Section 12. Notice may be given by facsimile or email so long as the facsimile or email system being used provides for electronic confirmation of receipt. A notice or communication shall be deemed to be given:

(i) if delivered by hand or sent by overnight courier, on the day and at the time it is delivered or, if that day is not a business day, or if delivered after the close of business on a business day, at 9:00 a.m. (local time to the recipient) on the immediately following business day;

(ii) if sent by facsimile transmission or email, on the day and at the time the transmission is received or, if that is not a business day, or if received after the close of business on a business day, at 9:00 a.m. (local time to the recipient) on the immediately following business day; or

(iii) if sent by certified mail (return receipt requested), three business days after being sent.

13. Books and Records. Each Party shall keep accurate records and accounts which are necessary to effectuate the purposes of this Agreement, which are in accordance with GAAP, and which shall be subject to such systems of internal control as are required by law.

14. Independent Contractor. Nothing in this Agreement shall constitute or be construed to be or create an agency, partnership or joint venture relationship between any of the Parties, and the relationship between and among all Parties shall be that of an independent contractor.

15. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, whether written or oral.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative, effective as of the day and year set forth below such Party’s signature.

STEWARD AGRICULTURAL FUNDING PORTAL LLC

By:
Daniel S. Miller
Manager

Date:

STEWARD HOLDINGS (US), INC.

By:
Daniel S. Miller
CEO

Date:

STEWARD LENDING LLC

By:
Daniel S. Miller
Manager

Date:

STEWARD REALTY TRUST, INC.

By:
Daniel S. Miller
CEO

Date:

STEWARD SERVICING LLC

By:
Daniel S. Miller
Manager

Date:

SCHEDULE A

The information required by Section 12 in order to give proper notice to each party is as follows:

Name of Party: Steward Agricultural Funding Portal LLC

Street Address: 3014 Dauphine Street, Suite A #83098, New Orleans, LA 70117

Facsimile No.: (504) 814-2042

Email Address: portal@gosteward.com

Name of Party: Steward Holdings (US), Inc.

Street Address: 3014 Dauphine Street, Suite A #83098, New Orleans, LA 70117

Facsimile No.: (504) 814-2042

Email Address: admin@gosteward.com

Name of Party: Steward Lending LLC

Street Address: 3014 Dauphine Street, Suite A #83098, New Orleans, LA 70117

Facsimile No.: (504) 814-2042

Email Address: lending@gosteward.com

Name of Party: Steward Realty Trust, Inc.

Street Address: 3014 Dauphine Street, Suite A #83098, New Orleans, LA 70117

Facsimile No.: (504) 814-2042

Email Address: reit@gosteward.com

Name of Party: Steward Servicing LLC

Street Address: 3014 Dauphine Street, Suite A #83098, New Orleans, LA 70117

Facsimile No.: (504) 814-2042

Email Address: servicing@gosteward.com